UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report: September 9, 2015

(Date of earliest event reported)

ST. JUDE MEDICAL, INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 1-12441

Minnesota	41-1276891
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

One St. Jude Medical Drive,

St. Paul, MN 55117

(Address of principal executive offices, including zip code)

(651) 756-2000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

St. Jude Medical, Inc. (the “Company”) is filing this amendment to its Current Report on Form 8-K filed on September 9, 2015, which reported the appointment of Michael T. Rousseau as the Company’s President and Chief Executive Officer and Daniel J. Starks as Executive Chairman of the Board of Directors (the “Board”). The appointments are effective January 1, 2016.  On December 7, 2015, the Company’s Compensation Committee and Board of Directors approved the compensation arrangements for Messrs. Rousseau and Starks for their new positions for fiscal year 2016.

In connection with his appointment as President and Chief Executive Officer, Mr. Rousseau will receive a base salary of $1,000,000, a target incentive bonus opportunity under the Company’s annual incentive plan for fiscal 2016 in an amount equal to 125% of his annual base salary, and 37,052 restricted stock units and 348,888 stock options that vest in equal annual increments over a four-year period.  The restricted stock units and stock options awarded to Mr. Rousseau were awarded pursuant to the shareholder approved St. Jude Medical, Inc. 2007 Stock Incentive Plan, as amended and restated (2014), a copy of which is on file with the SEC as Exhibit 10.22 to the Company’s Annual Report on Form 10-K for the year ended January 3, 2015.  Copies of the form of Restricted Stock Unit Award Agreement and Certificate and Stock Option Award Agreement Certificate used in connection with these awards is on file with the SEC as Exhibits 10.24 and 10.27, respectively, to the Company’s Annual Report on Form 10-K for the year ended December 29, 2012.

For his service as Executive Chairman, Mr. Starks will receive an annual salary of $295,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

St. Jude Medical, Inc.

DATE: December 11, 2015	By:	/s/ Jason Zellers
Name: Jason Zellers
Title: Vice President, General Counsel and Corporate Secretary